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                                  [TRANSLATION]

Bank Hapoalim
Central Management
Electronics, Chemistry, Metal and Textile Sector
"Zion House"
41-45 Rotschild Ave.
Tel Aviv

June 30, 2002
Ref: 427/95/613-202
To: Tefron Ltd.
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             Re: Your Obligation Towards Us as of December 14, 1999
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In respect of your obligation mentioned above, which was corrected on May 16,
2000, February 18, 2001 and November 12, 2001, we hereby notify you that we agree to the correction of the above mentioned Obligation as set forth below:

Commencing with the financial statements as of June 30, 2002 and until the financial statements as of June 30, 2003 (excluded), we hereby agree that your shareholders equity will not be less than 20% of your total assets, and that the aggregate shareholders equity will not be less than U.S. $40,000,000 (forty million United States Dollars).

Except as provided above, the provisions of the Obligation dated as of December 14, 1999 shall apply.



Respectfully,

/s/ S. Eshkol
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/s/ M. Alterman
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Bank Hapoalim B.M.
Main Management
M. Alterman S. Eshkol